AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1997
                                                  REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     under
                          The Securities Act of 1933

                                 GUESS ?, INC.
            (Exact name of Registrant as specified in its charter)

            DELAWARE                2345              95-3679695
        (State or other      (Primary Standard     (I.R.S. Employer
        jurisdiction of          Industrial       Identification No.)
        incorporation or    Classification Code
         organization)            Number)

                         1444 SOUTH ALAMEDA STREET
                       LOS ANGELES, CALIFORNIA 90021
                               (213) 765-3100
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              GLENN A. WEINMAN
                              GENERAL COUNSEL
                               GUESS ?, INC.
                         1444 SOUTH ALAMEDA STREET
                       LOS ANGELES, CALIFORNIA 90021
                               (213) 765-3100
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:

          JEFFREY H. COHEN, ESQ.        CHRISTOPHER A. SEEGER, ESQ.
      SKADDEN, ARPS, SLATE, MEAGHER &        WEISSMAN & SEEGER
                 FLOM LLP             575 LEXINGTON AVENUE, 31ST FLOOR
       300 SOUTH GRAND AVENUE,            NEW YORK, NEW YORK  10022
               SUITE 3400
      LOS ANGELES, CALIFORNIA  90071

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                          SECURITIES TO THE PUBLIC:
    FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
     415 under the Securities Act of 1933, check the following box.  (X)

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b), under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
     registration statement for the same offering.   ( )

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

          If delivery of prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )


                                  CALCULATION OF REGISTRATION FEE
  ====================================================================================================
                                                   PROPOSED
                                                    MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF            AMOUNT TO    OFFERING PRICE     AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED     BE REGISTERED    PER UNIT (1) OFFERING PRICE (1)   REGISTRATION FEE
  ====================================================================================================
  Common Stock, $0.01 par value .    216,216         $9.375         $2,027,025             $615


     (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based on the average of the high and low prices on October 17, 1997 as reported on the New York Stock Exchange.

                            _____________________

               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


     PROSPECTUS

                                216,216 Shares

                                 GUESS ?, INC.

                                 Common Stock

                                  ___________

          All of the 216,216 shares (the "Offered Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Guess ?, Inc., a Delaware corporation (the "Company" or "Guess"), offered hereby being offered by the Selling Stockholder (as defined).
     See "The Selling Stockholder." The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "GES."
     The Offered Shares have been listed on the NYSE.

          The Company will not receive any proceeds from the sale of the Offered Shares.

          The Offered Shares will be sold either directly by the Selling Stockholder, or by persons who became a Holder (as such term is defined in the Registration Rights Agreement (as defined)), or through underwriters, brokers, dealers or agents. At the time any particular offer of Offered Shares is made, if and to the extent required, the specific number of Offered Shares offered, the offering price and the other terms of the offering, including the names of any underwriters, brokers, dealers or agents involved in the offering and the compensation, if any, of such underwriters, brokers, dealers or agents, will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith.

          SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
     PURCHASERS OF THE OFFERED SHARES.

                                  ___________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ___________

     The date of this Prospectus is October 21, 1997.


     THE COMPANY

          Guess ?, Inc. (the "Company" or "Guess"), founded in 1981 by the Marciano brothers, designs, markets, distributes and licenses one of the world's leading lifestyle collections of casual apparel, accessories and related consumer products. The Company's apparel for men and women is marketed under numerous trademarks, including Guess, Guess?, Guess U.S.A., Guess? and Triangle Design and Guess Collection. The lines include full collections of denim and cotton clothing, including jeans, pants, overalls, skirts, dresses, shorts, blouses, shirts, jackets and knitwear. In addition, the Company has granted licenses to manufacture and distribute a broad range of products that complement the Company's apparel lines, including watches, clothing for infants and children, eyewear, footwear, activewear, home products and other fashion accessories. The Company derives its net revenues from the sale of Guess men's and women's apparel worldwide to wholesale customers and distributors, from the sale of Guess men's and women's apparel and its licensees' products through the Company's network of retail and factory outlet stores located primarily in the United States and from net royalties from worldwide licensing activities. The Company generates net revenue from wholesale and retail operations and licensing activities. The Company's executive offices are located at 1444 South Alameda Street, Los Angeles, California 90021 and its telephone number is (213) 765-3100.

     RISK FACTORS

          PROSPECTIVE PURCHASERS OF THE OFFERED SHARES SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK. THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREBY BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS DISCUSSED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, INCLUDING THE FACTORS SET FORTH BELOW AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

     COMPETITION AND OTHER FACTORS AFFECTING THE APPAREL AND RETAILING
     INDUSTRIES

          The apparel industry is highly competitive and fragmented and is subject to rapidly changing consumer demands and preferences. The Company believes that its success depends in large part upon its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner and upon the continued appeal to consumers of the Guess image. Failure by the Company to identify and respond appropriately to changing consumer demands and fashion trends could adversely affect consumer acceptance of Guess products and may have a material adverse effect on the Company's financial condition and results of operations. Guess competes with numerous apparel manufacturers and distributors and several well-known designers which have recently entered or re-entered the designer denim market, some of whom offer products generally priced lower than the Company's designer jeans products. Guess's retail and factory outlet stores face competition from other retailers. Additionally, the Company encounters substantial competition from department stores, including some of the Company's major wholesale customers. Many of the Company's competitors have greater financial resources than Guess. The Company's licensed apparel and accessories also compete with a substantial number of designer and non-designer lines and various other well-known brands. Although the level and nature of competition differ among its product categories, Guess believes that it competes primarily on the basis of its brand image, quality of design, workmanship and product assortment. Increased competition by existing and future competitors could result in reductions in sales or prices of Guess products that could have a material adverse effect on the Company's financial condition and results of operations. In addition, the apparel industry historically has been subject to substantial cyclical variations, and a recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on the Company's financial condition and results of operations.

     DEPENDENCE UPON CERTAIN CUSTOMERS AND LICENSEES

          The Company's department store customers include major United States retailers. The Company's three largest customers accounted for approximately 21.2% of net revenue in 1996. During 1996, Bloomingdale's, Macy's and other affiliated stores owned by Federated Department Stores together accounted for approximately 8.6% of the Company's net revenue; The May Company accounted for approximately 6.7% of the Company's net revenue; and Dillard's stores accounted for approximately 5.9% of the Company's net revenue. Although several of the Company's department store customers are under common ownership, no other single customer or group of related customers accounted for more than 8.6% of the Company's net revenue in this period. While the Company believes that purchasing decisions in many cases are made independently by each department store chain under common ownership, the trend may be toward more centralized purchasing decisions. A decision by the controlling owner of a group of department stores or any other significant customer to decrease the amount purchased from the Company or to cease carrying Guess products could have a material adverse effect on the Company's financial condition and results of operations. The retail industry has periodically experienced consolidation and other ownership changes. In the future, the Company's wholesale customers may consolidate, undergo restructurings or reorganizations, or realign these affiliations, any of which could decrease the number of stores that carry the Company's or its licensees' products or increase the ownership concentration within the retail industry. Approximately 45% of the Company's net royalties in 1996 was derived from its top four licensed product lines, Guess Watches (17% of 1996 net royalties), Baby Guess (11%), Guess Kids (10%) and Guess Eyewear (7%). The Baby Guess and Guess Kids lines are licensed to the same entity. A substantial portion of sales of Guess brand products by its licensees are also made to the Company's three largest customers. The inability of the Company to control the quality, focus, image or distribution of its licensed products could impact consumer receptivity to the Company's products generally and, therefore, adversely affect the Company's financial condition and results of operations.

     RISKS ASSOCIATED WITH ACHIEVING AND MANAGING GROWTH

          To manage growth effectively, Guess will be required to continue to implement changes in certain aspects of its business, continue to expand its information systems and operations to respond to increased demand, attract and retain qualified personnel (including management), and develop, train and manage an increasing number of management-level and other employees. Failure to continue to enhance operating control systems or unexpected difficulties encountered during expansion could adversely affect the Company's financial condition and results of operations.

          As part of its operating strategy, Guess intends to continue to expand its network of retail stores. Factors beyond the Company's control may affect the Company's ability to expand, including general economic and business conditions affecting consumer spending. The actual number and type of such stores to be opened and their success will depend on various factors, including the performance of the Company's wholesale and retail operations, the acceptance by consumers of the Company's retail concepts, the ability of the Company to manage such expansion and hire and train personnel, the availability of desirable locations and the negotiation of acceptable lease terms for new locations. Certain of these factors are also beyond the Company's control.

          In addition, Guess's strategy relies heavily upon its ability to align itself with effective distributors and licensees that are able to deliver high-quality products consistent with the Guess brand image in a timely fashion and to successfully integrate such distributors and licensees into its global distribution channels. A general failure by the Company to maintain and control its existing distribution and licensing arrangements or to procure additional distribution and licensing relationships could adversely affect the Company's growth strategy, which could adversely affect the Company's financial condition and results of operations.

          The Company's strategic plan for its wholesale division depends in part on its ability to expand its sales to international distributors, deepen its product offerings and expand and upgrade its shop-in-shop program. This strategy is subject to a number of factors beyond the Company's control including general economic conditions and changing consumer preferences. There can be no assurance that the Company's business strategy will be successful in halting or reversing this decline in net revenue.

     DEPENDENCE UPON KEY PERSONNEL

          The success of Guess is largely dependent upon the personal efforts and abilities of its senior management, particularly
     Mr. Maurice Marciano, Chairman of the Board and Chief Executive Officer, Mr. Paul Marciano, President and Chief Operating Officer, and Mr. Armand Marciano, Senior Executive Vice President and Secretary (the "Principal Executive Officers"). Maurice, Paul and Armand Marciano beneficially own an aggregate of approximately 82.9% of the Company's outstanding Common Stock. Although the Company has recently recruited several key executives with substantial industry expertise, the extended loss of the services of one or more of the Principal Executive Officers could have a material adverse effect on the Company's operations. The Company does not currently have "key man" insurance with respect to any of such individuals.

     FOREIGN OPERATIONS AND SOURCING; IMPORT RESTRICTIONS

          During 1996, approximately 20% of the Company's purchases of raw materials, labor and finished goods for its apparel were made in Hong Kong and other Asian countries; approximately 17% were made elsewhere outside the United States; and the balance of 63% were made in the United States, all through arrangements with independent contractors. As part of the Company's ongoing review of its internal manufacturing capacity, operational effectiveness and alternative sourcing opportunities, during 1996 the Company reduced its reliance on domestic contractors and expanded its utilization of offshore manufacturing as a cost-effective means to produce its products. In recent years, Guess has been increasing its sourcing of fabrics outside of the United States. In addition, Guess has been increasing its international sales and, in 1996, approximately 12.1% and 6.9% of the Company's net revenue was from product sales to customers in international markets and from net royalties paid by international licensees, respectively. As a result, the Company's operations may be affected adversely by political instability resulting in the disruption of trade with the countries in which the Company's contractors, suppliers or customers are located, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes and other charges on imports, significant fluctuations in the value of the dollar against foreign currencies or restrictions on the transfer of funds. The inability of a contractor to ship orders in a timely manner could cause the Company to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in sales prices. Further, since Guess is unable to return merchandise to its suppliers, it could be faced with a significant amount of unsold merchandise, which could have a material adverse effect on the Company's financial condition and results of operations.

          Sovereignty over Hong Kong was transferred from the United Kingdom to The People's Republic of China effective July 1, 1997. If the business climate in Hong Kong were to experience an adverse change as a result of the transfer, the Company believes it could relocate its production and sourcing facilities outside Hong Kong and replace the merchandise currently produced in Hong Kong with merchandise produced elsewhere without a material adverse effect on the Company's financial condition or results of operations. Nevertheless, there can be no assurance that the Company would be able to do so.

          The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Hong Kong, China, Taiwan and South Korea. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, or other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time and on very short notice on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. Imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have an adverse effect on the Company's financial condition or results of operations. The United States and the countries in which the Company's products are produced or sold may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels, any of which could have a material adverse effect on the Company's financial condition or results of operations.

     DEPENDENCE ON UNAFFILIATED MANUFACTURERS

          The Company does not own or operate any manufacturing facilities other than cutting, silk-screen and embroidery machinery and is therefore dependent upon independent contractors for the manufacture of its products. The Company's products are manufactured to its specifications by both domestic and international manufacturers. The inability of a manufacturer to ship the Company's products in a timely manner or to meet the Company's quality standards could adversely affect the Company's ability to deliver products to its customers in a timely manner. Delays in delivery could result in missing certain retailing seasons with respect to some or all of the Company's products or could otherwise have an adverse effect on the Company's financial condition and results of operations. The Company does not have long-term contracts with any manufacturers.

          On August 7, 1996, a class action complaint naming the Company and certain of its independent contractors was filed in the Superior Court of the State of California for the County of Los Angeles, titled as BRENDA FIGUEROA ET. AL. V. GUESS ?, INC. ET. AL. (Case No. BC 155 165) (the "State Case"). The State Case was remanded the United State District Court for the Central District of California (Case No. 96-5484HLH (JGX)) (the "Federal Case"). Both cases sought damages and injunctive relief, and alleged, among other things, that the defendants' practices with respect to the employees of such independent contractors have violated various federal and state labor laws and regulations. Certain components of the complaint have been remanded back to State Court, resulting in two litigation cases. In the Federal Case, plaintiffs claimed that the Company's independent contractors violated the Federal Fair labor Standards Act ("FLSA") by failing to pay minimum wage and overtime in accordance with the FLSA. On July 14, 1997, the Federal Court dismissed the entirety of the Federal Case but for one plaintiff, and dismissal of the remainder of the case is anticipated. In the State Case, also a purported class action, plaintiffs assert claims for violation of state wage and hour laws, wrongful discharge, breach of contract, and certain counts of negligence arising out of the Company's relationship with its independent contractors and actions taken by the Company's independent contractors with respect to the employees of such independent contractors. In the State Case, plaintiffs also allege that the Company breached its agreement with the United States Department of Labor regarding the monitoring of its independent contractors. Plaintiffs contend that the Company is liable for its contractors' violations because it is a "joint employer" with its independent contractors.

          The Union of Needletrades, Industrial & Textile Employees ("UNITE") has filed with the National Labor Relations Board ("NLRB") several charges that the Company has engaged and is engaging in unfair labor practices within the meaning of the National Labor Relations Act ("NLRA"). In cases No. 2l-CA-31524, No. 2l-CA-3l565 and No. 21-CA-3l648, UNITE has alleged that the senior management of the Company unlawfully discharged certain employees because of certain union activities and unlawfully threatened and coerced employees in the exercise of their rights under Section 7 of the NLRA. In an agreement with the NLRB, the Company agreed to reinstate all of the employees allegedly unlawfully discharged because of their union activities and agreed to pay them back wages which aggregate approximately $70,000. The settlement also provides for the posting of a notice for 60 days at the Company stating that the matter has been settled and that the Company agrees to comply with the NLRA. The notice has a non-admission clause concerning liability.
     Prior to the payment of the back wages, UNITE filed an additional unfair labor practice charge with the NLRB (No. 2l-CA-3l807). In this charge, UNITE alleges that the Company has unlawfully threatened to move its production to Mexico and elsewhere outside the United States thus unlawfully interfering with the organizing campaign at the Company's headquarters, and has unlawfully ceased doing business with independent contractors at which ongoing union organizing campaigns are being conducted. This charge also alleges that the Company has violated the settlement agreement in cases No. 21-CA-31524, No. 21-CA-31565 and No. 21-CA-31648 by
     making such threats. Charge No. 21-CA-31807 is currently under investigation by the NLRB, however the General Counsel of the NLRB has indicated to the Company that the NLRB intends to issue a complaint in this case. The Company has been informed by the NLRB that the NLRB is evaluating several legal theories on which to bring the complaint including, but not limited to, the theory that the Company is a joint employer. The NLRB has also indicated that in the absence of a "joint employer" finding, the complaint may be brought on a theory that the Company has violated the NLRA by terminating contractual relationships with certain contractors and/or providing a lesser amount of work to certain contractors based on the contractors being subject to union organizing efforts by UNITE. The NLRB has also indicated the possibility of pursuing a theory that the Company is involved in an integrated production effort with its contractors and is therefore liable for the loss of contractor employee jobs.

          Pending a decision by the NLRB regarding the allegation that the Company breached the settlement agreement reached in cases No. 21-CA-31524, No. 21-CA-31565 and No. 21-CA-31648, the Company
     has withheld paying the approximately $70,000 in back wages agreed to in its above described settlement with the NLRB and has not posted notice of the settlement agreement. The subject employees, however, have been reinstated and continue to be employed by the Company.

          In addition to the above cases, UNITE has filed a series of unfair labor practice charges against the Company and related parties. In Case No. 31-CA-22380, UNITE is seeking fees and costs for having to defend certain causes of actions filed against UNITE by the Company. On June 19, 1997 (No. 21-CA-32106), UNITE filed with the NLRB charges that the Company, one of the Company's independent contractors, the law firm of Mitchell Silberberg & Knupp and certain employees of the Company and Mitchell, Silberberg & Knupp, acting in concert with each other, interfered with the employees of the independent contractors in the exercise of such employees' Section 7 rights under the NLRA respecting the enforcement of wage and hour laws. In another action filed on June 30, 1997 (No. 21-CA-3213I), UNITE filed with the NLRB charges alleging that the Company and its President, Paul Marciano, have restrained, coerced, and interfered with the Company's employees rights under Section 7 of the NLRA by engaging in certain unlawful conduct including, without limitation: (a) breaching the Settlement Agreement in cases 21-CA-31524, 21-CA-31565 and 21-CA-31648; (b) organizing anti-union demonstrations; and (c) bestowing certain benefits to Company supporters while denying similar benefits to UNITE supporters. The Company believes that the outcome of one or more of the above cases could have a material adverse effect on the Company's financial condition and results of operations, however the Company is currently unable to predict the outcome of any particular matter.

     PROTECTION OF TRADEMARKS

          Guess believes that its trademarks and other proprietary rights are important to its success and its competitive position. Accordingly, Guess devotes substantial resources to the establishment and protection of its trademarks on a worldwide basis. Nevertheless, there can be no assurance that the actions taken by the Company to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of Guess products as violative of the trademarks and proprietary rights of others. No assurance can be given that others will not assert rights in, or ownership of, trademarks and other proprietary rights of Guess. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

     FUTURE SALES BY PRINCIPAL STOCKHOLDERS; SHARES ELIGIBLE FOR
     FUTURE SALE

          The Offered Shares being sold hereby will be freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act of 1933, as amended (the "Securities Act")) without restriction or registration under the Securities Act. The Principal Stockholders beneficially own approximately 82.9% of the outstanding shares of Common Stock. The Principal Stockholders are free to sell such shares from time to time to take advantage of favorable market conditions or for any other reason. Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. Approximately 36 million shares of Common Stock are eligible for sale pursuant to Rule 144 promulgated under the Securities Act. In addition, the Principal Stockholders have rights to demand or participate in future registrations of shares of Common Stock under the Securities Act. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock.

     CONTROL BY PRINCIPAL STOCKHOLDERS

          The Principal Stockholders have majority control of the Company and the ability to control the election of directors and the results of other matters submitted to a vote of stockholders. Such concentration of ownership, together with the anti-takeover effects of certain provisions in the Delaware General Corporation Law and in the Company's Certificate of Incorporation and Bylaws, may have the effect of delaying or preventing a change in control of the Company. The Board of Directors of the Company is comprised entirely of designees of the Principal Stockholders.

     POSSIBLE VOLATILITY OF STOCK PRICE

          The market price of shares of the Common Stock has been and may continue to be volatile. Factors such as depth and liquidity of the market for the Common Stock, investor perceptions of the Company, changes in conditions or trends in the Company's industry or in the industry of the Company's significant customers, publicly traded comparable companies and general economic and other conditions could have a significant impact on the future price of the Common Stock.

     FORWARD-LOOKING STATEMENTS

          When used in this Prospectus and the documents incorporated herein by reference, the words "believes," "anticipates," "expects" and similar expressions are intended to identify, in certain circumstances, forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in this "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. The Company also undertakes no obligation to update these forward-looking statements.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Offered Shares. All of the net proceeds from the sale of the Offered Shares will for the account of the Selling Stockholder or other persons who become Holders.

                                DIVIDEND POLICY

          The Company anticipates that all of its earnings will be retained for the foreseeable future for use in the operations of the business. Any future determination as to the payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors. The agreement governing the Company's revolving credit facility and the indenture pursuant to which the certain of the Company's debt obligations were issued restrict the payment of dividends by the Company. For certain information regarding distributions made by the Company in 1994, 1995 and 1996, see the documents incorporated herein by reference.

                          THE SELLING STOCKHOLDER

          The Company and Sweatshirt Apparel U.S.A., Inc., a New York corporation ("Sweatshirt U.S.A."), Michel Bittan (the "Selling Stockholder") and Thomas Glenon entered into an Asset Purchase Agreement, dated as of December 6, 1996 (the "Asset Purchase Agreement"), pursuant to which the Company issued 216,216 shares of Common Stock to Sweatshirt U.S.A. and certain additional consideration. Such shares have subsequently been transferred to the Selling Stockholder. Pursuant to the Asset Purchase Agreement, the Company also made and entered into a Registration Rights Agreement, as of December 4, 1996 (the "Registration Rights Agreement"), with the Selling Stockholder. Reference is made to the full text of the Registration Rights Agreement which is an Exhibit to the registration statement of which this Prospectus forms a part. The Selling Stockholder has informed the Company that as of the date of this Prospectus the Selling Stockholder beneficially owns an aggregate of 276,276 shares of Common Stock. Such holdings constitute less than one percent of the outstanding shares of Common Stock as of the date hereof.

                            PLAN OF DISTRIBUTION

          The Selling Stockholder and any Holders may offer Offered Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE or other national securities exchanges on which the Common Stock is traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Offered Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Offered Shares may involve (i) sales to underwriters who will acquire Offered Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale, (ii) block transactions in which the broker or dealer so engaged will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder (or Holders) and/or purchasers of Offered Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholder (or Holder) and any broker or dealer that participates in the distribution of Offered Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Offered Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any Selling Stockholder (or Holder) engages an underwriter in connection with the sale of the Offered Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Offered Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

          In addition, the Selling Stockholder (or any Holder) may from time to time sell Offered Shares in transactions under Rule 144 promulgated under the Securities Act.

          Pursuant to the Registration Rights Agreement, the Company agreed to use reasonable efforts to effect the registration of the Offered Shares and to permit the resale of the Offered Shares in accordance with the Selling Stockholder's intended method or methods. The Registration Rights Agreement obligates the Company to pay all expenses incurred in connection with registration, excluding underwriters' discounts and commissions and the fees and disbursements of counsel for the Selling Stockholder, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, and fees and disbursements of counsel for the Company. The Selling Stockholder will bear and pay the underwriting commissions and discounts applicable to securities offered for its account in connection with any registrations, filings and qualifications made pursuant to the Registration Rights Agreement. The Company agreed in the Registration Rights Agreement to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

          The validity of the issuance of the Offered Shares will be passed upon for the Company by Glenn A. Weinman, the Company's General Counsel.

                                  EXPERTS

          The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company may be inspected without charge at the Commission's principal office in Washington, D.C., and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part thereof may be obtained from the Public Reference Section, Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Company files reports and other information with the NYSE which can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Offered Shares. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, the Offered Shares or the Common Stock, reference is made to the Registration Statement, the documents incorporated therein by reference and the schedules and exhibits constituting a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document listed as an exhibit to such Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge office of the Commission. Copies of all or any part thereof may be obtained upon payment of the prescribed fees.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:

        (a) Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-11893);

        (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-11893);

        (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-11893); and

        (d) Registration Statement on Form 8-A, relating to the Common Stock (File No. 1-11893).

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

        This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon oral or written request by any person to whom this Prospectus has been delivered addressed to the Company, 1444 South Alameda Street, Los Angeles, California 90021,
     Attention: Investor Relations, telephone number (213) 765-5578.


     NO DEALER, SALESPERSON OR
     OTHER INDIVIDUAL HAS BEEN
     AUTHORIZED TO GIVE ANY
     INFORMATION OR MAKE ANY
     REPRESENTATIONS NOT CONTAINED
     IN THIS PROSPECTUS IN
     CONNECTION WITH THE OFFERING               216,216 Shares
     COVERED BY THIS PROSPECTUS. IF
     GIVEN OR MADE, SUCH
     INFORMATION OR REPRESENTATIONS
     MUST NOT BE RELIED UPON AS                  GUESS ?, INC.
     HAVING BEEN AUTHORIZED BY THE
     COMPANY OR THE SELLING                      Common Stock
     STOCKHOLDER.  THIS PROSPECTUS
     DOES NOT CONSTITUTE AN OFFER
     TO SELL, OR A SOLICITATION OF
     AN OFFER TO BUY, THE COMMON
     STOCK IN ANY JURISDICTION
     WHERE, OR TO ANY PERSON TO
     WHOM, IT IS UNLAWFUL TO MAKE
     SUCH OFFER OR SOLICITATION.                  PROSPECTUS
     NEITHER THE DELIVERY OF THIS
     PROSPECTUS NOR ANY SALE MADE
     HEREUNDER SHALL, UNDER ANY
     CIRCUMSTANCES, CREATE ANY
     IMPLICATION THAT THERE HAS NOT
     BEEN ANY CHANGE IN THE FACTS
     SET FORTH IN THIS PROSPECTUS
     OR IN THE AFFAIRS OF THE
     COMPANY SINCE THE DATE HEREOF.


     TABLE OF CONTENTS
                               Page
     The Company   . . . . . . .  2
     Risk Factors  . . . . . . .  2
     Use of Proceeds   . . . . .  8
     Dividend Policy   . . . . .  8
     The Selling Stockholder . .  8
     Plan of Distribution  . . .  9
     Legal Matters   . . . . . . 10
     Experts   . . . . . . . . . 10
     Additional Information  . . 10
     Incorporation of Certain
     Documents by
       Reference . . . . . . . . 10             October 21, 1997


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              SEC registration fee . . . . . . . .    $   615
              Printing and engraving expenses  . .        100
              Accountants' fees and expenses . . .      1,500
              Attorneys' fees and expenses . . . .      7,500
              Transfer agent fees  . . . . . . . .        100
              Miscellaneous  . . . . . . . . . . .      5,185
                                                       ------
                 Total . . . . . . . . . . . . . .     $15,000
                                                       =======

     ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Pursuant to Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), Article IX of the Bylaws of the Registrant, which is Exhibit 3.2 to this Registration Statement, provides that the Registrant shall indemnify any person in connection with any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding is by or in the right of the Registrant, the director or officer may he indemnified by the Registrant against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

          Article IX of the Registrant's Bylaws allows the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as director, officer, employee or agent of another corporation, partnership or other enterprise at the request of the Registrant

          Pursuant to Section 102(b)(7) of the DGCL, Article VII of the Restated Certificate of Incorporation of the Registrant, which is Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director
     (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

     ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          In connection with the organization of the Registrant in August 1993, Armand Marciano purchased 100 shares of common stock of the Registrant. On August 23, 1993, Armand Marciano sold such shares to Guess ?, Inc., a California corporation ("Guess California"), the Registrant's predecessor. Thereafter, in connection with the merger of Guess California with and into the Registrant pursuant to an Agreement and Plan of Merger between the Registrant and Guess California, all of the then outstanding shares of common stock of the Registrant were cancelled and retired, and all of the then outstanding shares of the common stock of Guess California were converted into and became shares of common stock of the Registrant. In addition, on August 23, 1993, Guess California sold $130.0 million principal amount of 91/2% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("Merrill Lynch") at 100% of the principal amount thereof (less aggregate discounts of $3.25 million). Each of such transactions was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act on the basis that such transaction did not involve a public offering. In accordance with the agreement pursuant to which Merrill Lynch purchased the Senior Subordinated Notes, Merrill Lynch agreed to offer and sell the Senior Subordinated Notes only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act. Except for the transactions referred to above, there have not been any recent sales of unregistered securities by the Registrant. On December 4, 1996 the Company sold 216,216 shares of Common Stock in a transaction exempt from registration under the Securities
     Act in reliance upon Section 4(2) of the Securities Act on the basis that such transaction did not involve a public offering.

     ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a)  Exhibits

          Exhibit
          Number                   Description

         3.1. Restated Certificate of Incorporation of the
              Registrant. (6)

         3.2. Bylaws of the Registrant. (6)

         4.1. Indenture, dated August 23, 1993, between the
              Registrant and First Trust National Association, as
              Trustee. (1)

         4.2. First Supplemental Indenture, dated August 23, 1993, between the Registrant and First Trust National
              Association, as Trustee. (1)

         4.3. Specimen stock certificate.(6)

        *5.1. Opinion of Glenn A. Weinman, General Counsel of the Registrant

        10.1.  Amended and Restated Stockholders' Agreement. (1)

        10.2.  Letter Agreement, dated July 9, 1993, among the
               Registrant, Georges Marciano, Maurice Marciano,
               Paul Marciano, Armand Marciano and trusts for their respective benefit. (1)

        10.3. Employment Agreement, dated March 1, 1994, between the Registrant and Roger A. Williams. (3)

        10.4. Letter Agreement, dated January 22, 1996, between the Registrant and Andrea Weiss. (6)

        10.5. Employment Agreement, dated as of May 14, 1996, between the Registrant and Francis K. Duane. (6)

        10.6.  General Release and Indemnity Agreement, dated
               August 23, 1993, among Maurice, Paul and Armand
               Marciano, their respective trusts, the Registrant, Georges Marciano and his trust. (1)

        10.7. General Release Agreement, dated August 23, 1993, among Maurice, Paul and Armand Marciano, their respective trusts, the Registrant, and Georges
               Marciano and his trust. (1)

        10.8.  Cancellation and Reassignment Agreement, dated
               August 23, 1993, among the Registrant,
               MSKMarciano, Inc., Georges Marciano, Inc. and
               Georges Marciano. (1)

        10.9.  Alameda Lease, dated July 29, 1992, among the
               Registrant and 1444 Partners, Ltd. (1)

        10.10. Revolving Credit Agreement, dated as of December
               20, 1993, between the Registrant and The First
               National Bank of Boston, as agent, and Sanwa Bank
               California, as co-agent, and the group of financial institution party thereto (the
               "Revolving Credit Agreement"). (3)

        10.11. Security Agreement, dated December 20, 1993, between the Registrant and the First National Bank of Boston, as agent for itself and for certain lenders. (3)

        10.12. Amendment No. 1 to the Revolving Credit Agreement, dated January 20, 1994, among the parties thereto.(4)

        10.13. Amendment No. 2 to the Revolving Credit Agreement, dated April 1, 1994, among the parties thereto.(4)

        10.14. Amendment No. 3 to the Revolving Credit Agreement, dated July 18, 1994, among the parties thereto.(4)

        10.15. Amendment No. 4 to the Revolving Credit Agreement, dated October 24, 1994, among the parties thereto.(4)

        10.16. Amendment No. 5 to the Revolving Credit Agreement, dated February 13, 1995, among the parties thereto. (5)

        10.17. Amendment No. 6 to the Revolving Credit Agreement, dated September 14, 1995, among the parties thereto. (5)

        10.18. Amendment No. 7 to the Revolving Credit Agreement, dated December 22, 1995, among the parties thereto. (5)

        10.19. Amendment No. 8 to the Revolving Credit Agreement, dated February 13, 1996, among the parties thereto. (2)

        10.20 Amended and Restated Revolving Credit Agreement, dated as of March 28, 1997 among the parties thereto. (7)

        10.21. Agreement as to Consignment of Documents and Related Matters, dated December 22, 1995, between the Registrant and The First National Bank of
               Boston. (5)

        10.22. 1996 Equity Incentive Plan. (2)

        10.23. 1996 Non-Employee Directors' Stock Option Plan.(2)

        10.24. Annual Incentive Plan. (2)

        10.25. Employment Agreement between the Registrant and
               Maurice Marciano. (1)

        10.26. Employment Agreement between the Registrant and
               Paul Marciano. (1)

        10.27. Employment Agreement between the Registrant and
               Armand Marciano. (1)

        10.28. Registration Rights Agreement among the Registrant and certain stockholders of the Registrant. (1)

        10.29. Indemnification Agreement among the Registrant and certain stockholders of the Registrant. (1)

        10.30. Indemnification Agreement. (1)

        10.31. Registration Rights Agreement, made and entered into as of December 4, 1996, by and between the Registrant and the Selling Stockholder .(7)

        10.32 First Amendment and Waiver to the Amended and Restated Revolving Credit Agreement by and between the Registrant and BankBoston, NA, F/K/A The First National Bank of Boston, Sanwa Bank California and the Financial Institutions Party thereto (8)

        18.1.  Letter regarding change in accounting principles. (8)

        21.1.  List of Subsidiaries. (6)

       *23.1. Consent of KPMG Peat Marwick LLP, independent certified public accountants.

        23.2.  Consent of Glenn A. Weinman (included in Exhibit
               5.1).

        24.1.  Power of Attorney (included on page II-7).

        27.1.  Financial Data Schedule. (7)

          (b)  Financial Statement Schedule:           Description

               Schedule II                        Valuation and Qualifying
                                                   Accounts(7)
     _______________________
     *    Filed herewith.

     (1) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-69236) originally filed by the Company on September 22, 1993.

     (2) Incorporated by reference from Amendment No. 1 to the Registration Statement on Form S-1 (File No. 33-69236) filed by the Company on November 24, 1993.

     (3)  Incorporated by reference from the Company's Quarterly
          Report on Form 10-Q for the quarter ended March 27, 1994.

     (4) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

     (5) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     (6) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 333-4419), as amended.

     (7) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     (8)  Incorporated by reference from the Company's Quarterly
          Report on Form 10-Q for the quarter ending March 31, 1997.

     (9)  Incorporated by reference form the Company's Quarterly
          Report on Form 10-Q for the quarter ended June 30, 1997.

     ITEM 17.  UNDERTAKINGS.

          (a)  The undersigned hereby undertakes as follows:

          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the lower high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant s annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                 SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the twenty-first day of October, 1997.

                                        GUESS ?, INC.

                                        By:/s/ MAURICE MARCIANO
                                           ----------------------------
                                             Maurice Marciano
                                             Chief Executive Officer

                             POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Maurice Marciano and Glenn A. Weinman, and each of them, in their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                 Title               Date

        /s/ MAURICE MARCIANO   Chairman of the Board  October  21, 1997
            ________________   and Chief Executive
            Maurice Marciano   Officer (Principal
                               Executive, Financial
                               and Accounting
                               Officer)

       /s/ PAUL MARCIANO       President, Chief       October  21, 1997
            ________________   Operating Officer and
            Paul Marciano      Director

       /s/ ARMAND MARCIANO     Senior Executive Vice  October 21, 1997
           ________________    President,
           Armand Marciano     Assistant Secretary
                               and Director

       /s/ ALDO PAPONE         Director               October 21, 1997
           ________________
           Aldo Papone

       /s/ ROBERT C. DAVIS     Director               October 21, 1997
           ________________
           Robert C. Davis